Exhibit 4.1(d)

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:00 AM 04/30/2010
FILED 10:00 AM 04/30/2010
SRV 100446473 - 0786580 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO RESTATED CERTIFICATE OF INCORPORATION

OF COMERICA INCORPORATED

(the “Corporation”)

Comerica Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board hereby approves, subject to Proper Shareholder Approval, the amendments to Article Sixth of the Corporation’s Certificate of Incorporation, in substantially the form attached hereto as Exhibit B and incorporated herein by reference, as revised by such changes as Corporate Legal shall deem necessary or appropriate (the “Amendment”);

Exhibit B to the resolution, setting forth the full text of the Article numbered “SIXTH”, as amended, reads as follows:

SIXTH

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors elected at the annual meeting of Shareholders that is held in calendar year 2010 shall be elected for a term expiring at the annual meeting of Shareholders that is held in calendar year 2013 and until such directors’ successors shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Commencing at the annual meeting of Shareholders that is held in calendar year 2011, directors shall be elected annually for terms of one year, except that any director in office at the 2011 annual meeting whose term expires at the annual meeting of Shareholders to be held in calendar year 2012 or 2013 shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At each annual meeting of Shareholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of Shareholders and until such directors’ successors shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of Shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

SECOND: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said Corporation was duly called and held on April 27, 2010, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment to Article SIXTH was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 29th day of April, 2010.

By:	/s/ Nicole V. Gersch
Authorized Officer

Title:	Senior Vice President and Assistant Secretary

Name:	Nicole V. Gersch